Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”), dated as of September 17, 2007, is by and between Target Logistic Services, Inc., a Delaware corporation (the “Company”), and Christopher A. Coppersmith (“Executive”).

In consideration of Executive’s agreement to supply services under this Agreement and the mutual agreements set forth below, the sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.Employment. The Company shall employ Executive, and Executive shall serve in the employ of the Company, upon the terms and subject to the conditions set forth in this Agreement.

2.Term. This Agreement shall be effective and Executive’s employment with the Company hereunder shall commence upon the closing, if any, of the transactions contemplated by the August 9, 2007 Letter of Understanding between Mainfreight Limited (“Parent”) and Target Logistics, Inc. (the “Effective Date,” and such transactions, the “Merger Transactions”) and, except as otherwise provided in Section 0 of this Agreement, continue until the date that is three years from the Effective Date (such term the “Employment Period”). The Employment Period shall be renewed for additional two-year periods (subject to earlier termination pursuant to Section 0 of this Agreement) unless either party, not less than 60 days prior to the expiration of the then-current Employment Period, gives the other party notice that it does not wish the Employment Period to be so renewed. For the avoidance of doubt, this Agreement shall not be effective unless the Merger Transactions have been consummated.

3.Position and Duties.

(a)During the Employment Period, Executive’s position shall be President and Chief Executive Officer of the Company. Executive shall have responsibility for the general management, direction and control of the business and affairs of the Company, under the ultimate direction and supervision of and consistent with annual budgets and strategic plans submitted by him to, and approved by, the Board of Directors of the Company (the “Board”). Executive shall have all of the rights, duties and powers that are commonly incident to the office of President and Chief Executive Officer of a subsidiary of a publicly-traded corporation and shall report to the Managing Director of Parent.

(b)Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time. Executive’s principal place of employment shall be the Company’s offices located in Carson, California; provided, however, Executive may be required to travel for business purposes.

4.Compensation and Related Matters.

(a)Salary. During the Employment Period, the Company shall pay to Executive a minimum annual base salary of $243,512 (such salary, as it may be increased from time to time, the “Annual Base Salary”), payable in accordance with the Company’s regular payroll practices as in effect from time to time. During the Employment Period, the Annual Base Salary shall be reviewed by Parent not less frequently than annually in accordance with the policies of Parent as then in effect, the first such review to take place during the month of September 2008.

(b)EBT Bonus.

(i) For the first three fiscal years of TLSI ending during the Employment Period, the Company shall pay to Executive an amount (the “EBT Bonus”) equal to the sum of: (A) 3 percent of the first $1,000,000 of the EBT (as defined herein); (B) 4 percent of the EBT of TLSI from $1,000,0001 to $2,000,000; and (C) 5% of the EBT of TLSI above $2,000,000, which sum shall be reduced by the percentage shortfall, if any, from TLSI’s goal EBT for such fiscal year, or portion thereof for the first fiscal year during the Employment Period. The EBT Bonus will be paid within 60 days after the end of the applicable fiscal year.

(ii) For purposes of this Section 0, EBT for the first fiscal year ending during the Employment Period shall be limited to EBT attributable to the period beginning on July 1, 2007 and ending on the last day of the first fiscal year ending during the Employment Period.

(iii) After the period described in Section 0, Executive’s entitlement to any bonus or incentive compensation shall be determined in accordance with the policies of Parent as then in effect.

(iv) “EBT” shall be the Audited Net Profit Before Income Tax of TLSI, and shall exclude any transaction costs incurred in connection with the Merger Transactions that are otherwise allocated to TLSI.

(c)Option Award. If EBT for the third fiscal year ending during the Employment Period equals or exceeds 200% of the EBT for the last fiscal year ending prior to the commencement of the Employment Period, then Parent shall award Executive an option to purchase 100,000 of the ordinary shares of stock of Parent, such option to vest on the third anniversary of the grant date in accordance with the terms of Parent’s stock option plan then in effect.

(d)Employee Benefits. Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee benefit welfare and retirement plans, as well as equity plans, generally provided by the Company to its senior executives in accordance with the terms thereof as in effect from time to time.

(e)Expenses and Auto Allowance. The Company shall reimburse Executive for all reasonable, necessary and historically reimbursed expenses incurred by Executive during the Employment Period in performing services in accordance with policies and procedures established by the Company. During the Employment Period, the Company shall reimburse Executive up to a maximum of $18,000 per year for the cost of an automobile. To the extent that any reimbursement would be includable in Executive’s gross income for federal income tax purposes, Executive shall submit the necessary documentation and shall receive the reimbursement as historically paid.

(f)Vacations. In addition to holidays observed by the Company during which the Company’s U.S. offices are closed, Executive shall be entitled to four weeks of paid vacation per fiscal year during the Employment Period (or portion thereof for the first fiscal year ended during the Employment Period).

5.Termination.

(a) Non-Renewal. If either party, not less than 60 days prior to the expiration of the then-current Employment Period, gives the other party notice that it does not wish the Employment Period to be renewed, the Employment Period shall terminate upon expiration of the then-current Employment Period, provided that the Company may instead elect to terminate Executive’s employment prior to the end of such 60-day period and continue to pay Executive his Annual Base Salary in accordance with the Company’s normal payroll practices through the expiration of the 60-day period.

(b) Death. If Executive dies during the Employment Period, the Employment Period shall terminate as of the date of Executive’s death.

(c) Disability. If Executive becomes Disabled during the Employment Period, the Employment Period shall terminate as of the date Executive becomes Disabled. For purposes of this Agreement, Executive shall be Disabled if he (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than six months under an accident and health plan covering the Company’s employees.

(d) Cause. The Company shall be permitted to terminate the Employment Period and all of the obligations of the Company under this Agreement for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment and the Employment Period upon:

(i) The substantial and continued willful or negligent failure by Executive to perform his duties hereunder, or a material breach or imminent breach of this Agreement by Executive, which failure or breach, if curable, is not cured by Executive within such time as reasonable, not to exceed 30 days after written notice of such failure or breach is delivered to Executive by the Company, unless a longer period of time can reasonably be shown by Executive to be necessary;

(ii) Executive’s conviction of, plea of guilty or nolo contendere to, or admission as to the commission of, a felony or other criminal act involving moral turpitude; or

(iii) Executive’s knowingly dishonest act or knowing bad faith or willful misconduct in the performance of his services for the Company.

(e) Voluntary Termination. The Executive shall be permitted to terminate the Employment Period for any reason at any time. If the Executive terminates the Employment Period under this Section 5(e), the Executive shall provide the Company with written notice thereof 60 days before the date such termination shall be effective, provided that, upon receipt of such written notice from the Executive, the Company may instead elect to terminate Executive’s employment prior to the end of such 60-day period and continue to pay Executive his Annual Base Salary in accordance with the Company’s normal payroll practices through the expiration of such 60-day period.

(f) Good Reason. Executive shall be permitted to terminate the Employment Period for Good Reason, provided that Executive must first provide written notice to the Company of the existence of a condition constituting Good Reason within 90 days of the initial existence of the condition, and the Company shall have 30 days following receipt of such notice during which it may remedy the condition. “Good Reason” shall mean (i) a material diminution in Executive’s salary provided under Section 0, (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) the Company requiring Executive to be based at any office or location more than 50 miles from the office or location to which Executive is currently assigned, provided, however, that Good Reason shall not be deemed to exist due to the travel requirements consistent with the performance of Executive’s services under this Agreement.

6.Compensation Upon Termination. Except as provided in Section 0 and subject to the requirements of Section 0:

(a)Basic Termination Payment. If the Employment Period is terminated for any reason, all future compensation and benefits to which Executive is otherwise entitled under this Agreement shall cease and terminate as of the date of such termination. Executive, or his estate, as applicable, shall be entitled to receive the portion of Executive’s Annual Base Salary that accrued through the date of such termination and any bonuses or other amounts accrued or payable to Executive but unpaid as of the date of such termination; however, to the extent that Executive had made a valid election to defer these amounts, or the amounts were subject to an automatic deferral provision, under any nonqualified deferred compensation plan of the Company, such amounts shall be payable in accordance with the terms of the nonqualified deferred compensation plan.

(b)EBT Bonus. If Executive’s Employment Period is terminated other than for Cause during the Company’s fiscal year, the EBT Bonus payable to Executive for such year, if any, will be calculated pursuant to Section 0, treating the date Executive’s Employment Period terminated as the last day of the fiscal year, unless such termination occurs within the last quarter of the fiscal year, in which instance the EBT Bonus calculation shall be payable and calculated through the end of such fiscal year. If Executive’s Employment Period is terminated for Cause during the Company’s fiscal year, Executive’s EBT Bonus for such year shall be forfeited.

(c)Death and Disability Payment. Upon termination of the Employment Period at any time by reason of Executive’s death pursuant to Section 0 or Disability pursuant to Section 0, the Company shall pay to Executive or his estate, as applicable, within 60 days of his death or Disability an amount equal to his Annual Base Salary then in effect, in addition to the Basic Termination Payment described in Section 0.

(d)Payments Upon Termination.

(i) Upon the termination of the Employment Period as a result of non-renewal pursuant to Section 0 or by Executive for Good Reason pursuant to Section 0, which termination constitutes a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), the Company shall pay to Executive, in addition to the payment described in Section 0, an amount equal to his Annual Base Salary then in effect (such amount, exclusive of the payment described in Section 0, the “Severance Amount”).

(ii) The Severance Amount will be paid in 12 equal monthly installments beginning in the month following the date that is the earlier of (A) 60 days after the termination of Executive’s Employment Period and (B) the date that the release provided for in Section 7 of this Agreement becomes binding and irrevocable, except that if the Severance Amount is “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and Executive is a “specified employee” within the meaning of Treasury Regulation §1.409A-1(i), payment shall be delayed until the first business that occurs more than six (6) months after the date the Employment Period is terminated and all installments which would otherwise have been paid before such date shall be paid on such date (without interest).

(iii) Executive may elect continuation coverage (as defined in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA)) under the Company’s medical and dental plans as in effect at the time of the termination of Executive’s employment (the “Health Plans”). If such continuation coverage election is made by Executive, the Company shall pay the full premiums for Executive and any dependents eligible for continuation coverage under COBRA for 12 months following the date of any termination of the Employment Period as a result of non-renewal pursuant to Section 5(a) or by Executive for Good Reason pursuant to Section 5(f), which termination constitutes a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h). For the period beginning 12 months after the date Executive terminates employment and continuing until the date that is 24 months after the date Executive terminates employment, the Company shall pay Executive at the end of each month an amount equal to the amount of the premiums which the Company would have paid for such month (or eligible portion thereof) had Executive and his dependents continued their participation in the Health Plans, which amount shall be determined using the premium cost in effect on the date Executive’s employment is terminated. On the date Executive secures subsequent employment with comparable medical and dental coverage (which Executive has no obligation to pursue), all right to benefits under this Section 6(d)(ii) not already paid shall be forfeited. In consideration of the payment of cost of COBRA coverage, Executive shall execute all necessary documentation acknowledging proper COBRA notice and coverage, and shall promptly notify the Company in the event that he secures subsequent employment with a comparable medical and dental coverage benefit.

(iv) Executive shall be entitled to no payment under this Section 0 if he is entitled to receive a payment under Section 0.

(v) In the event that Executive, following termination of his employment with the Company, either individually or as an employee, officer, director, stockholder, member, partner, agent, consultant or principal of another business firm, engages in any business operating anywhere in the world (other than as a passive shareholder of a public company of which he owns less than 1%) that is in direct competition with any freight forwarding or logistics services business of Parent or its subsidiaries (including the Company) (“Competitive Business”) or becomes employed by any entity or person that controls a Competitive Business, any amounts payable pursuant to this Section 0 that have not already been paid shall be forfeited. Parent or the Company shall bear the burden of proving a breach of this Section 6(d)(v).

7.Release. As a condition to his receipt of any benefits provided under Sections 0, 0 or 0, Executive (or his estate, as applicable) shall execute within 45 days of the date his Employment Period is terminated and not revoke a release substantially in the form attached to this Agreement.

8.Parachute Payment Taxes. In the event it shall be determined that any payment or distribution by the Company to Executive or for Executive’s benefit (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of amounts referred to above shall be made by the Company’s regular independent accounting firm at the expense of the Company (the “Accounting Firm”). Any determination by the Accounting Firm shall be binding upon Executive and the Company.

9.Covenants. As a condition precedent to and in consideration of receipt of the payments and benefits set forth in this Agreement:

(a) Executive agrees to return all written or electronic documents of the Company and its affiliates immediately upon termination of the Employment Period.

(b) Executive agrees that during the Employment Period, and for a period ending with the expiration of 12 months following the end of the Employment Period, Executive shall not, without the written consent of the Company:

(i) Recruit or solicit any employee of the Company or its affiliates for employment or for retention as a consultant or service provider;

(ii) Hire or participate (with another company or third party) in the process of hiring (other than for the Company) any person who is then an employee of the Company or its affiliates, or provide names or other information about the employees of the Company or its affiliates to any person or business (other than the Company) under circumstances that could lead to the use of that information for purposes of recruiting or hiring;

(iii) Interfere with the relationship of the Company or its affiliates with any of their employees, agents, consultants, or representatives;

(iv) Solicit or induce, or in any manner attempt to solicit or induce, any client or customer of the Company or its affiliates (1) to cease being a client or customer of the Company or its affiliates or (2) to divert any business of such client or customer from the Company or its affiliates; or

(v) Otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and its affiliates and any of their customers, clients, suppliers, consultants, or employees.

(c) Executive agrees that, with regard to all confidential technical, business, tax, financial or proprietary knowledge and information obtained while employed by the Company or any affiliate (“Proprietary Information”), Executive will not at any time disclose any such Proprietary Information to any person, firm, corporation, association, governmental agency, employee, or entity or use any such Proprietary Information for Executive’s benefit or for the benefit of any other person, firm, corporation or other entity, except the Company and except as may be required by court order or subpoena. Executive agrees to notify the Company as soon as practicable after Executive’s receipt of such a court order or subpoena. For purposes of this Agreement, the term “Proprietary Information” does not include information that (i) is in the public domain or (ii) was lawfully disclosed to Executive following the end of the Employment Period by a third party under no obligation of confidentiality.

(d) Executive agrees that all Executive Developments shall be made for hire by Executive for the Company. “Executive Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or its affiliates, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or its affiliates, whether created alone or with others, during or after working hours. All Executive Developments shall remain the sole property of the Company. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Executive Development, Executive hereby assigns to the Company all such proprietary rights. Executive shall, both during and after the Employment Period, upon the Company’s request and at the Company’s expense, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Executive Developments.

(e) Executive acknowledges that a breach by Executive of Section 0 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of Section 0 during or after the Employment Period, the Company shall be entitled to injunctive relief restraining Executive from violation of that section without the necessity of proof of actual damage or the posting of any bond. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Executive provided, however, that Executive’s resignation without Good Reason shall not, in and of itself, constitute a breach by Executive of this Agreement, provided Executive does not thereafter act in breach of his obligations under Section 0.

The obligations contained in Section 0 shall, to the extent provided in Section 0, survive the termination or expiration of the Employment Period and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

10.Waiver of Other Benefits. This Agreement supersedes, and Executive expressly waives his right to any benefit or payment under, any other severance, employment, change in control, or other agreement between the Executive and the Company or Parent.

11.Indemnification. The Company shall indemnify Executive, to the fullest extent permitted under the General Corporation Law of the State of Delaware, against any judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys’ fees, incurred by Executive in connection with the defense of any claim or other matter made against Executive, or threatened to be made, by reason of his being or having been an officer or director of the Company.

12.Withholding. The Company shall withhold such amounts from any compensation or other benefits payable to Executive under this Agreement on account of payroll and other taxes as may be required by applicable law or regulation of any governmental authority.

13.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.Acknowledgment. Executive acknowledges that he has been advised by the Company to seek the advice of independent counsel prior to reaching agreement with the Company on any of the terms of this Agreement. The parties agree that no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting the Agreement.

15.Waivers; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

16.Successors.

(a) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. For purposes of this Agreement, the term “Company” shall mean the Company and any successor to all or substantially all of the Company’s business or assets that assumes and agrees to perform the Company’s obligations under this Agreement by operation of law or otherwise.

17.Notices. For purposes of this Agreement, all notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Christopher Coppersmith
1400 Glenn Curtiss St.
Carson, California 90746
Fax: 310-900-1982

With a copy to:

Mr. Byron Countryman, Esq.
5933 W. Century Blvd. 11th Fl.
Los Angeles, CA. 90045
Fax: 310-342-6505

If to the Company:

Target Logistics, Inc.
c/o Mainfreight Limited
P.O. Box 14-038 Panmure
Auckland, New Zealand
Attention: Don Braid, Managing Director
Fax: +64 (9) 270-7400
Email: don@mainfreight.com

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18.Governing Law and Venue. This Agreement shall be governed by the law of the State of California, without regard to any conflict of laws provisions thereof that would apply the law of a different jurisdiction. Proper venue for any dispute will be the courts located within the County of Los Angeles, State of California.

19.Descriptive Headings; Certain Interpretations. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Except as otherwise expressly provided in this Agreement: (i) any reference in this Agreement to any agreement, document or instrument includes all permitted supplements and amendments; (ii) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (iii) the words “include,” “included” and “including” are not limiting; and (iv) a reference to a person or entity includes its permitted successors and assigns.

20.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

21.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and shall be of no further force or effect.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

By:	/s/
Name: Stuart Hettleman Title: Executive Vice President

/s/
Christopher Coppersmith